EXHIBIT 10.1
FIRST AMENDMENT
TO THE
PSF GROUP HOLDINGS, INC.
1999 EQUITY INCENTIVE PLAN
     WHEREAS, Premium Standard Farms, Inc. (the “Company”) has heretofore adopted and maintains the PSF Group Holdings, Inc. 1999 Equity Incentive Plan (the “Plan”); and
     WHEREAS, the Board of Directors of the Company has authorized and directed the Company to amend the Plan to permit alternative methods of paying the exercise price and withholding taxes in connection with the exercise of options granted under the Plan.
     NOW, THEREFORE, pursuant to the power of amendment contained in Section 10.1 of the Plan, the Plan is hereby amended as follows, effective November 11, 2005:
     1. The second paragraph of Section 5.6 of the Plan is hereby deleted, and the following paragraph is inserted in lieu thereof:
Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent, or in such other manner as may be set forth in the applicable Award Agreement, either initially or as amended from time to time.
     2. Section 11.2 of the Plan is hereby amended to read as follows:
An Award Agreement may provide that (i) the Company shall withhold an amount of cash which would otherwise be payable to a Participant, in the amount necessary to satisfy any such obligation or (ii) the Participant may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, or (B) in the case of the exercise of an option and except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom the Participant has submitted an irrevocable notice of exercise.

     3. The Plan is hereby amended by renumbering Sections 13.5 and 13.6 and all references thereto as Sections 13.6 and 13.7, respectively, and by inserting a new Section 13.5 to read as follows:
     13.5 Compliance With Section 409A of Code. This Plan and all Awards granted hereunder are intended to comply with the provisions of section 409A of the Code, and shall be interpreted and construed accordingly. The Company shall have the sole discretion and authority to amend or terminate this Plan or any Award thereunder, unilaterally and at any time, to satisfy any requirements of section 409A of the Code or guidance provided by the U.S. Treasury Department to the extent applicable to the Plan.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer this 11th day of November, 2005.

PREMIUM STANDARD FARMS, INC.
By:	/s/ Jeff Gough
Name:	Jeff Gough
Title:	Vice President Human Resources

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